Chuy’s Holdings, Inc. Announces First Quarter 2021 Financial Results

AUSTIN, Texas, May 6, 2021 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 28, 2021.
Selected monthly comparable restaurant sales and average weekly sales per restaurant for the first quarter and the second quarter to-date of 2021 are as follows:

	Month Ended
	1/24/21	2/21/21	3/28/21	4/25/21
Comparable Restaurant Sales	(14.7)%	(26.3)%	33.5%	120.3%
2019 Comparable Restaurant Sales	(9.1)%	(24.7)%	(3.9)%	(0.3)%
Average Weekly Sales per Restaurant	$69,399	$62,421	$84,091	$85,415
Number of Open Restaurants	92	93	93	94
Comparable restaurant sales for the first quarter of 2021 showed a continued sequential improvement with a decrease of 11.8% as compared to the same period in fiscal 2019. We believe that measuring our comparable restaurant sales over fiscal year 2019 is a better representation given the pandemic’s significant impact on fiscal year 2020. Despite a challenging February driven by the severe winter weather in most of the Central and Southern United States, our March and April comparable restaurant sales were at the highest level since the COVID-19 pandemic began. Off-premise sales remained strong at a rate more than double the Company’s pre-COVID-19 levels at approximately 30% during the first quarter and the second quarter of 2021 to date. As of March 28, 2021, the Company had a strong financial position with $97.3 million in cash and cash equivalents, no debt and $25.0 million of availability under its revolving credit facility. The Company believes it maintains ample financial flexibility with which to navigate the current environment.
Highlights for the first quarter ended March 28, 2021 were as follows:
•Revenue was $87.7 million compared to $94.5 million in the first quarter of 2020.
•Comparable restaurant sales decreased 3.2%.
•Net income was $6.7 million, or $0.33 per diluted share, compared to net loss of $12.4 million, or $0.75 per diluted share, in the first quarter of 2020, an increase of $19.1 million.
•Adjusted net income(1) was $8.5 million, or $0.42 per diluted share, compared to $1.4 million, or $0.09 per diluted share, in the first quarter of 2020.
•Restaurant-level operating profit(1) was $20.7 million compared to $12.8 million in the first quarter of 2020. Restaurant-level operating margin(1) was 23.7% compared to 13.5% in the first quarter of 2020.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income, restaurant-level operating profit and restaurant-level operating margin useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We’re pleased with the solid start to 2021, demonstrated by continued sales recovery during the first quarter and sequential improvement in comparable restaurant sales from the fourth quarter of 2020. In fact, through our team’s hard work and dedication, we were able to improve our March and April comparable restaurant sales to under 5% of the 2019 levels, with positive trends continuing into the second quarter. In addition, our focus on cost management and operating efficiency resulted in a record quarter restaurant level operating profit, both on a dollar and margin basis. While most of our restaurants remain subject to social distancing and capacity restrictions, we are cautiously optimistic about the health of our business, and we believe that the initiatives we’ve put in place during the pandemic, coupled with our strong balance sheet and ample liquidity, have positioned our Company to succeed as we navigate the post COVID world.”
Hislop added, “Our 2021 development plan is progressing well with the opening of one new restaurant during the first quarter and one additional restaurant opening subsequent to the quarter end. We are pleased with the performance of these two recent openings thus far and we are on track to open between four to six new restaurants this year.”
First Quarter 2021 Financial Results
Revenue was $87.7 million in the first quarter of 2021 compared to $94.5 million in the first quarter of 2020. Sales in the first quarter of 2021 were negatively impacted by a decline in customer traffic as a result of COVID-19 pandemic as well as a loss of 108 operating weeks due to closures of nine restaurants during the latter part March of 2020, partially offset by $1.1 million of incremental revenue from an additional 12 operating weeks provided by new restaurants opened during and subsequent to the first quarter of 2020. For the first quarter of 2021, off-premise sales were approximately 32% of total revenue compared to approximately 18% in the same period last year.
Comparable restaurant sales decreased 3.2% for the thirteen weeks ended March 28, 2021 compared to the thirteen weeks ended March 29, 2020. The decrease in comparable restaurant sales was primarily driven by an 8.0% decrease in average weekly customers, partially offset by a 4.8% increase in average check. The comparable monthly restaurant sales during the first quarter of 2021 decreased 14.7%, decreased 26.3% and increased 33.5% for January, February and March, respectively. The comparable restaurant base consisted of 89 restaurants at the end of the first quarter of 2021.
Total restaurant operating costs as a percentage of revenue improved to 76.3% in the first quarter of 2021 from 86.5% in the first quarter of 2020 primarily driven by the following:
•Cost of sales decreased 270 basis points primarily as a result of switching to a limited menu and eliminating the complimentary buffet style chips and salsa, or “Nacho Car,” as a result of the COVID-19 pandemic as well as overall commodity deflation of 3.3%.
•Labor costs decreased 720 basis points largely as a result of a reduction in hourly employees and store management personnel due to the Company’s new operating model, which it transitioned to during the second quarter of fiscal 2020 as well as an hourly labor rate deflation at its comparable restaurants of approximately 2.9%.
•Operating expenses remained flat compared to the same period last year. Increases in delivery service charges and to-go supplies as a result of the growth in the Company’s off-premise business were offset by lower credit card fees, utility and other restaurant operating costs driven by reduced operating capacity.
•Occupancy costs decreased 20 basis points primarily as a result of the closures of nine restaurants during the latter part of March of 2020, partially offset by sales deleveraged of fixed occupancy expenses.
General and administrative expenses were $6.8 million in the first quarter of 2021 compared to $5.7 million for the same period in 2020. The increase was primarily driven by performance-based bonuses and equity compensation, partially offset by reduced travel, recruitment, and various other expenses as a result of cost saving measures in response to COVID-19.
Impairment, closed restaurant and other costs were $2.3 million ($1.8 million, net of tax or $0.09 per diluted share) during the first quarter of 2021. These costs included $1.6 million of closed restaurants costs such as rent expense, utility and insurance costs required to maintain these closed locations. During the first quarter of 2021, the Company terminated two of its closed restaurant lease agreements and recorded a $0.5 million loss on lease termination as well as a $0.3 million non-cash impairment charge related to the long-lived assets.
The Company recorded an income tax benefit of $0.7 million in the first quarter of 2021 compared to $5.5 million during the same period in fiscal 2020. The decrease in income tax benefit was driven by an increase in estimated annual net income, offset by a $1.3 million ($0.07 per diluted share) discrete tax benefit recorded during the first quarter of 2021 related to stock based compensation.
As a result of the foregoing, net income was $6.7 million, or $0.33 per diluted share, as compared to net loss of $12.4 million, or $0.75 per diluted share, in the first quarter of 2020.
Adjusted net income was $8.5 million, or $0.42 per diluted share, in the first quarter of 2021 as compared to $1.4 million, or $0.09 per diluted share, in the first quarter of 2020. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the first quarter, one new restaurant was opened in Pembroke Pines, Florida. Subsequent to the quarter end, one additional restaurant was opened in Indianapolis, Indiana.
2021 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide full fiscal 2021 financial guidance, except the Company anticipates:
•The opening of four to six new restaurants.
•Net capital expenditures (net of tenant improvement allowances) to be approximately $15 to $25 million.
•Restaurant pre-opening expenses to be approximately $2 to $3 million.
•An effective quarterly tax rate of approximately 16% to 18% for the remaining three quarters of fiscal year 2021.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 89 restaurants at March 28, 2021.
2019 comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our comparable restaurant base consisted of 81 restaurants at March 28, 2021.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average weekly sales per restaurant is calculated by dividing total weekly sales by the number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2021 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 323-794-2588. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 8367876. The replay will be available until Thursday, May 13, 2021.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to uncertainty around COVID-19, the Company’s ability to navigate the current environment and market conditions and in the post-COVID environment, the Company’s 2021 outlook, including 2021 restaurant openings, net capital expenditures, 2021 restaurant pre-opening expenses and effective quarterly tax rate and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.
Adjusted net income represents net income (loss) before impairment, closed restaurant and other costs, the income tax effect of the adjustment and the deferred tax revaluation adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 28, 2021		March 29, 2020
Revenue	$87,710	100.0%	$94,500	100.0%

Costs and expenses:
Cost of sales	20,447	23.3	24,562	26.0
Labor	24,829	28.3	33,580	35.5
Operating	13,471	15.4	14,585	15.4
Occupancy	7,239	8.3	7,986	8.5
General and administrative	6,848	7.8	5,720	6.1
Marketing	977	1.1	1,009	1.1
Restaurant pre-opening	677	0.8	860	0.9
Impairment, closed restaurant and other costs	2,344	2.7	18,773	19.9
Depreciation	4,918	5.5	5,289	5.5
Total costs and expenses	81,750	93.2	112,364	118.9
Income (loss) from operations	5,960	6.8	(17,864)	(18.9)
Interest expense, net	23	—	52	0.1
Income (loss) before income taxes	5,937	6.8	(17,916)	(19.0)
Income tax benefit	(717)	(0.8)	(5,512)	(5.9)
Net income (loss)	$6,654	7.6%	$(12,404)	(13.1)%

Net income (loss) per common share: Basic	$0.34		$(0.75)
Net income (loss) per common share: Diluted	$0.33		$(0.75)

Weighted-average shares outstanding: Basic	19,752,928		16,635,340
Weighted-average shares outstanding: Diluted	20,125,220		16,635,340

Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended
	March 28, 2021	March 29, 2020
Net income (loss) as reported	$6,654	$(12,404)
Impairment, closed restaurant and other costs	2,344	18,773
Income tax effect on adjustments (1)	(540)	(4,387)
Deferred tax revaluation adjustment (2)	—	(533)
Adjusted net income	$8,458	$1,449

Adjusted net income per common share: Basic	$0.43	$0.09
Adjusted net income per common share: Diluted	$0.42	$0.09

Weighted-average shares outstanding: Basic	19,752,928	16,635,340
Weighted-average shares outstanding: Diluted	20,125,220	16,635,340

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs the thirteen weeks March 28, 2021 and March 29, 2020. The Company has changed its method of calculating the interim income tax effect on adjustments to improve consistency and predictability of calculations at the interim period and to better align it with the year-end tax effect of these adjustments. The Company now uses its statutory rate to calculate the tax effect on adjustments as compared to calculations based on the change in the tax provision calculation after adjusting for these reconciling items. The prior period amounts have been reclassified to conform to the current period presentation for comparability.
(2)Reflects the tax benefit/expense recorded during the thirteen weeks ended March 29, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended
	March 28, 2021	March 29, 2020
Income (loss) from operations as reported	$5,960	$(17,864)
General and administrative	6,848	5,720
Restaurant pre-opening	677	860
Impairment, closed restaurant and other costs	2,344	18,773
Depreciation	4,918	5,289
Restaurant-level operating profit	$20,747	$12,778

Restaurant-level operating margin (1)	23.7%	13.5%
(1)    Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	March 28, 2021	December 27, 2020
Cash and cash equivalents	$97,258	$86,817
Total assets	498,165	493,675
Long-term debt	—	—
Total stockholders’ equity	249,348	241,858

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com